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                            SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. ____)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary  Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive  Proxy Statement
[X]   Definitive  Additional  Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                        Provident Bankshares Corporation
         --------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 Paul M. Aguggia, Muldoon, Murphy & Faucette LLP
     -----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1)   Title of each class of securities to which transaction applies:
           ................................................................
      2)   Aggregate number of securities to which transaction applies:
           ................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           ................................................................
      4)   Proposed maximum aggregate value of transaction:
           ................................................................

      5)   Total fee paid:

           ................................................................



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[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
            ............................................
      2)    Form, Schedule or Registration Statement No.:
            ............................................
      3)    Filing Party:
            ............................................
      4)    Date Filed:
            ............................................


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                                                                        CONTACT:
                                          Media -- Lillian Kilroy (410) 277-2833
                            Investment Community - Ellen Grossman (410) 277-2889


                            PROXY MONITOR RECOMMENDS
                        PROVIDENT BANKSHARES SHAREHOLDERS
                 VOTE AGAINST PROPOSAL SEEKING SALE OF THE BANK


BALTIMORE (April 14, 2000) - Provident Bankshares Corporation (NASDAQ: PBKS) today announced that Proxy Monitor, a national institutional shareholder advisory firm, has recommended that shareholders vote AGAINST the proposal seeking the sale of the company put forward by a dissident stockholder, Mid-Atlantic Investors. Provident's Annual Meeting of Stockholders is scheduled for April 19, 2000.

The April 13, 2000 Proxy Monitor report stated, "(Provident Bankshares) generated record earnings in 1999 with 25 consecutive quarters of earnings growth. While the stock price has not yet reflected this excellent performance, a company's market showing is not necessarily correlated to earnings at any given point in time."

Proxy Monitor concluded, "We believe that the decision of whether or when the company should pursue a sale or merger should remain with the company's management. Moreover, the company's strategic plan seems to be working on many levels. Accordingly, we recommend rejection of this shareholder resolution."

Proxy Monitor, based in New York City, is an independent advisor to institutional investors and provides proxy research, voting recommendations for proxy contests, and voting agent services. On Wednesday, Institutional Shareholder Services (ISS), the nation's leading institutional shareholder advisory firm, also recommended against the Mid-Atlantic proposal seeking the sale of the bank.






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Peter M. Martin, Chairman of the Board, President and Chief Executive Officer of
Provident Bankshares, said, "We are very pleased with the Proxy Monitor recommendation. They have a strong reputation for advocacy of shareholder interests. We strongly urge shareholders to follow Proxy Monitor's recommendation and to sign, date and return their WHITE proxy cards with a vote AGAINST the proposal seeking the sale of the company (Item 3). We continue to believe that the Mid-Atlantic 'sell the bank' proposal is ill-conceived and harmful to the best interests of most stockholders because it would deprive them of the full long-term potential of their investment."

Provident Bankshares Corporation is the parent company of Provident Bank, the second-largest commercial bank headquartered in Maryland. With more than $5.1 billion in assets, Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor through a full-range of financial services and a network of 85 offices in Maryland, Northern Virginia and southern York County, PA. Provident can also be found on the Web at www.provbank.com.
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